Exhibit 5.2

5 January 2018

Your reference
Santander UK Plc
2 Triton Square	Our reference
Regent’s Place	OIS/CSA
London
NW1 3AN	Direct line
020 7090 3987

Dear Sirs,

Santander UK plc (the “Company”)
U.S.$500,000,000 2.500% notes due 2021 (the “Debt Securities”) to be issued by the
Company under the unlimited U.S. Registered Shelf Facility (the “Facility”)

We have acted as English solicitors to the Company. This opinion as to English law as at today’s date is addressed to you in connection with the issue of the Debt Securities by the Company. The Debt Securities will be issued under the Indenture (as defined below).

This opinion is delivered to you in connection with a registration statement on Form F-3 (the “Registration Statement”), which was filed on 29 September 2016, as amended by the Post-Effective Amendment No. 1 to the Registration Statement, which was filed on 26 October 2017, with the United States Securities and Exchange Commission (the “Commission”) by the Company under the United States Securities Act 1933, as amended (the “Securities Act”) and which relates, inter alia, to the offer and sale of Debt Securities by the Company.

For the purposes of this opinion, we have examined copies of the following documents:

1.1                               a copy of a senior indenture dated 29 September 2016 between the Company as issuer and Law Debenture Trust Company of New York as trustee (as successor to Law Debenture Trust Company of New York pursuant to an Agreement of Resignation, Appointment and Acceptance dated June 2, 2017 among the issuer, the trustee and Law Debenture Trust Company of New York) (the “Original Indenture”), a copy of the first supplemental indenture dated 3 November 2017 between the Company as issuer and Wells Fargo Bank, National Association as note trustee (the “First Supplemental Indenture”) and a copy of the second supplemental indenture dated 5 January 2018 between the Company as issuer and Wells Fargo Bank, National Association as trustee (the “Second Supplemental Indenture”, and together with the First Supplemental Indenture, the “Supplemental Indentures”) amending and supplementing the Original Indenture. The “Indenture” shall mean the Original Indenture as supplemented by the Supplemental Indentures;

SJ Cooke	N von Bismarck	STM Lee	RA Sumroy	JS Nevin	MD’AS Corbett	RA Innes	DJO Blaikie	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388
SM Edge	PWH Brien	AC Cleaver	JC Cotton	JA Papanichola	PIR Dickson	CP McGaffin	CVK Boney
NPG Boardman	JM Fenn	DR Johnson	RJ Turnill	RA Byk	IS Johnson	CL Phillips	F de Falco
CM Horton	AC Johnson	S Middlemiss	WNC Watson	GA Miles	RM Jones	SVK Wokes	SNL Hughes
PP Chappatte	SR Galbraith	RA Swallow	CNR Jeffs	GE O’Keefe	EJ Fife	NSA Bonsall	PR Linnard
PH Stacey	SRB Powell	CS Cameron	SR Nicholls	T Pharoah	JP Stacey	MJM Cox	KA O’Connell
CWY Underhill	AG Ryde	CA Connolly	MJ Tobin	MD Zerdin	LJ Wright	RCT Jeens	N Yeung
OA Wareham	JAD Marks	PJ Cronin	DG Watkins	RL Cousin	JP Clark	V MacDuff
DL Finkler	DA Wittmann	BJ-PF Louveaux	BKP Yu	BJ Kingsley	WHJ Ellison	PL Mudie
MD Bennett	TS Boxell	E Michael	EC Brown	IAM Taylor	AM Lyle-Smythe	OI Storey
RD de Carle	SJ Luder	RR Ogle	RA Chaplin	DA Ives	SC Macknay	DM Taylor
SP Hall	AJ McClean	PC Snell	J Edwarde	MC Lane	A Nassiri	RJ Todd
JD Boyce	JC Twentyman	HL Davies	AD Jolly	LMC Chung	DE Robertson	WJ Turtle
MEM Hattrell	DJO Schaffer	JC Putnis	S Maudgil	RJ Smith	TA Vickers	OJ Wicker

1.2                               the Registration Statement;

1.3                               the Prospectus dated 26 October 2017 relating to the Facility (the “Prospectus”) and the Prospectus Supplement thereto dated 2 January 2018 (the “Prospectus Supplement”) relating to the Debt Securities;

1.4                               a copy of the global note for each issue of Debt Securities;

1.5                               a certificate dated 5 January 2018 of the Assistant Company Secretary of the Company (the “Company’s Certificate”) having annexed thereto:

(i)                                     a copy of the Company’s certificate of incorporation and certificate of incorporation on change of name, certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy;

(ii)                                  a copy of the Articles of Association of the Company certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy;

(iii)                             a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 23 June 2015, certified by an Assistant Company Secretary of the Company as a true and up to date copy;

(iv)                            a copy of an approval and authorisation of the Chief Executive Officer of the Company dated 4 August 2016, certified by an Assistant Company Secretary of the Company as a true and up to date copy; and

(v)                               a copy of the power of attorney of the Company dated 27 September 2016 certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy;

(vi)                            a copy of the written resolution of a committee of authorised persons dated 2 November 2017 certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy;

(vii)                         a copy of the power of attorney of the Company dated 1 November 2017 certified by an Assistant Company Secretary of the Company as a true, complete and up to date copy;

(viii)                        a copy of an extract of the minutes of a meeting of the Board of Directors of the Company held on 24 July 2017 certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy;

(ix)                              a copy of the resolutions duly passed by a committee of the Board of Directors of the Company on 4 August 2017 (the “Committee Resolutions”) certified by the

Assistant Company Secretary of the Company as a true, complete and up to date copy;

(x)                                 a copy of the written resolution of the Chief Financial Officer of the Company dated 20 December 2017 certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy; and

(xi)                              a copy of the power of attorney of the Company dated 4 January 2018 certified by the Assistant Company Secretary of the Company as a true, complete and up to date copy.

For the purposes of this opinion, the following searches have been carried out: (i) a search at the Register of Companies in respect of the Company on 5 January 2018; (ii) a telephone search at the Central Registry of Winding-Up Petitions in respect of the Company on 5 January 2018; (iii) an online search of the Bank of England’s internet website on 5 January 2018 in respect of the Company; and (iv) an online search of the internet websites of HM Treasury and The National Archives on 5 January 2018 in respect of the Company, together the “Searches”.

This opinion sets out our opinion on certain matters of English law as at today’s date and the opinion set out herein is based on English law in force and applied by English courts as at the date of this opinion.

Expressions defined in the Indenture shall have the same meanings when used in this opinion.

We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York or the United States of America.

We have assumed (but have taken no steps to verify):

(i)                                     the conformity to original documents of all copy (including electronic copy) documents examined by us;

(ii)                                  that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(iii)                               the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform its obligations under the Indenture;

(iv)                              the due execution and unconditional delivery (other than by the Company) of the Original Indenture by Joanne Wainwright, the execution and unconditional delivery of the First Supplemental Indenture by Joanne Wainwright (for and on behalf of the Company) and the execution and unconditional delivery of the Second Supplemental Indenture by Joanne Wainwright (for an on behalf of the Company);

(v)                                 the due execution, issue and authentication of the Debt Securities, and the execution and unconditional delivery of the Debt Securities by Joanne Wainwright (for and on behalf of the Company);

(vi)                              the accuracy and completeness of all statements made in the Company’s Certificate (a copy of which is annexed to this opinion) and the documents referred to therein and that such certificates and statements remain true, accurate and complete as at the date of this opinion;

(vii)                           that the copy of the Articles of Association of the Company examined by us (which were attached to the Company’s Certificate referred to above) are complete and up to date and would, as at today’s date, comply with Section 36 of the Companies Act 2006;

(viii)                        that the directors of the Company have complied with their duties as directors set out in the Companies Act 2006 insofar as relevant to this opinion;

(ix)                              that no law of any jurisdiction outside England would render the execution or delivery of the Original Indenture, the Supplemental Indentures or the Debt Securities illegal or ineffective and that, insofar as any obligation under the Indenture or the Debt Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(x)                                 that (a) the information disclosed by the Searches was complete, up to date and accurate as at the date each was conducted and has not since then been altered or added to and (b) the Searches did not fail to disclose any information relevant for the purpose of this opinion;

(xi)                              that (a) no proposal has been made for a voluntary arrangement, and no moratorium has been obtained, in relation to the Company under Part I of the Insolvency Act 1986, (b) the Company has not given any notice in relation to or passed any voluntary winding-up resolution, (c) no application has been made or petition presented to a court, and no order has been made by a court for the winding-up or administration of the Company, and no step has been taken to dissolve the Company, (d) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, (e) no step has been taken under or in connection with the special resolution regime under the Banking Act 2009 (as amended) (the “SRR”) in relation to the Company or any of its assets or revenues; and (f) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Company;

(xii)                           that any party to the Indenture which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Debt Securities;

(xiii)                        that the Indenture and the Debt Securities constitute valid, binding, and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indenture and the Debt Securities have the same meaning and effect as they would have if they were governed by English law;

(xiv)                       that since 29 September 2016, no amendments have been made to the Original Indenture (except those changes made to the Original Indenture pursuant to the Supplemental Indentures) which continues in full force and effect as at the date hereof; and

(xv)                          that none of the Debt Securities will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to section 85(1) of the FSMA.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the following opinion:

1.                                      The Company is a public limited company which has been duly incorporated and is validly existing.

2.                                      The Company had the capacity and power to execute and deliver the Original Indenture and the Supplemental Indentures and has the capacity and power to perform its obligations thereunder, including having the capacity and power to execute and deliver the Debt Securities and to perform its obligations thereunder.

3.                                      The Original Indenture, the Supplemental Indentures and the Debt Securities have been duly executed by the Company.

4.                                      The execution and delivery of the Original Indenture, the Supplemental Indentures and the Debt Securities by the Company and the exercise of its rights and the performance of its obligations thereunder have been duly authorised by all necessary corporate action on the part of the Company.

5.                                      The execution and delivery of the Original Indenture, the Supplemental Indentures and the Debt Securities by the Company and the exercise of its rights and the performance of its obligations thereunder:

(a)                                 are not prohibited by any law or regulation applicable to English companies generally as at the date hereof or by the Articles of Association; and

(b)                                 do not require, as at the date hereof, under any law or regulation applicable to English companies generally, any authorisation, approval or consent from, or filing or registration with, any public authority or governmental agency in England.

6.                                      The issue of the Debt Securities has been duly authorised by all necessary corporate action on the part of the Company and when the Debt Securities are duly executed, delivered and authenticated in accordance with the terms of the Indenture and when issued, the English courts will treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

7.                                      The statements in the section of the Prospectus entitled “Certain Tax Considerations — Certain United Kingdom Tax Considerations” and in the fourth paragraph of the section entitled “Tax Considerations” of the Prospectus Supplement, insofar as such statements constitute a general summary of both current United Kingdom tax law and United Kingdom H.M. Revenue & Customs practice relevant to the issue of the Debt Securities, fairly summarise the matters referred to therein.

Our reservations are as follows:

(A)                               We express no opinion on European Union law as it affects any jurisdiction other than England.

(B)                               As the parties have agreed to submit to the jurisdiction of the courts of the State of New York, we express no opinion as to whether the English courts would accept jurisdiction over any matter arising in respect of the Indenture or the Debt Securities.

(C)                               If an English court assumes jurisdiction:

(i)                                     it will recognise the validity of and apply the law of the State of New York subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations;

(ii)                                  it would not apply the laws of the State of New York if:

(a)                                 the laws of the State of New York were not pleaded and proved; or

(b)                                 to do so would be contrary to English public policy or mandatory rules of English law; or

(c)                                  to do so would give effect to a foreign penal, revenue or other public law; and

(iii)                               it may have regard to the law of the place of performance of any obligation under the Indenture which is to be performed outside England and Wales.  It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

(D)                               There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities founded in United States Federal or State securities laws.

(E)                                Undertakings and indemnities contained in the Indenture may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(F)                                 This opinion is subject to any limitations arising from (a) any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction and (b) insolvency, liquidation, administration, moratorium, reorganisation and similar laws or procedures affecting the rights of creditors.

(G)                               We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Company.

(H)                              We have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement, the Prospectus or the Prospectus Supplement (including any amendments or supplements thereto) or whether any material facts have been omitted from any of them.

(I)                                   The Searches are not conclusive as to whether or not insolvency proceedings or any measures pursuant to the stabilisation powers under the SRR or similar laws or procedures in any other jurisdiction have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is to be governed by and construed in accordance with English law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the paragraphs under the headings “Limitations on Enforcement of U.S. Laws as Against Us, Our Management and Others” and “Legal Opinions” in the Prospectus and “Validity of Notes” in the Prospectus Supplement, each of which form part of the Registration Statement, without admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement or the Prospectus, including this exhibit.

This opinion is being provided to you in connection with the issue of the Debt Securities and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May

Slaughter and May